Exhibit No. 99.1
TIFFANY & CO.
NEWS RELEASE

Contact:
Mark L. Aaron
Fifth Avenue & 57th Street	212-230-5301
New York, N.Y. 10022	mark.aaron@tiffany.com

TIFFANY REPORTS ITS THIRD QUARTER FINANCIAL RESULTS

New York, N.Y., November 29, 2012 – Tiffany & Co. (NYSE: TIF) today reported that in its third quarter worldwide net sales were $853 million and net earnings were $63 million, or $0.49 per diluted share. Management updated its full year financial outlook.

In the three months (“third quarter”) ended October 31, 2012:
•
Worldwide net sales increased 4% to $853 million. On a constant-exchange-rate basis that excludes the effect of translating foreign-currency-denominated sales into U.S. dollars (see “Non-GAAP Measures” schedule), worldwide net sales rose 5% and comparable store sales increased 1%.

•	Net earnings declined 30% to $63 million, or $0.49 per diluted share, versus $90 million, or $0.70 per diluted share, in last year’s third quarter.

In the nine months (“year-to-date”) ended October 31, 2012:
•	Worldwide net sales of $2.6 billion were 4% higher than last year. On a constant-exchange-rate basis, worldwide net sales rose 5% and comparable store sales rose 1%.

•	Net earnings declined 9% to $237 million, or $1.85 per diluted share, from $261 million, or $2.02 per diluted share, last year.

•
Net earnings in 2011’s comparable nine-month period had included $26 million, or $0.20 per diluted share, for nonrecurring items related to the relocation of Tiffany’s New York headquarters staff. Excluding those nonrecurring items, net earnings would have been 18% below last year.

Michael J. Kowalski, chairman and chief executive officer, said, “Three months ago, we had anticipated that third quarter results would be affected by continued economic weakness in many markets as well as by challenging comparisons to last year when net sales were up 21% and net earnings had increased 52% excluding nonrecurring items. However, gross margin was weaker than we expected and Tiffany’s effective tax rate was higher than we expected. As a result, net earnings were below our expectations.”

Net sales highlights were as follows:
•
Sales in the Americas region increased 3% to $400 million in the third quarter and 2% to $1.2 billion in the year-to-date. On a constant-exchange-rate basis, total sales also rose 3% in the quarter and 2% in the year-to-date; on that basis, comparable store sales increased 1% in the quarter and declined 2% in the year-to-date (sales in the New York flagship store rose 5% in the quarter and declined 3% in the year-to-date, while comparable branch store sales declined 1% in both periods). In last year’s third quarter, comparable store sales on a constant-exchange-rate basis had increased 24% in the New York flagship store and 13% in the branch stores. Internet and catalog sales increased 3% in the third quarter and 2% in the year-to-date.

•
In the Asia-Pacific region, total sales increased 2% to $188 million in the third quarter and 6% to $557 million in the year-to-date. On a constant-exchange-rate basis, total sales also increased 2% in the quarter due to mixed performance across the region and 6% in the year-to-date; on that basis, comparable store sales declined 4% in the quarter (on top of a 36% increase last year) and were fractionally higher in the year-to-date.

•
In Japan, total sales of $147 million in the third quarter were fractionally above the prior year while sales increased 8% to $447 million in the year-to-date. On a constant-exchange-rate basis, total sales increased 3% in the quarter and 8% in the year-to-date; on that basis, comparable store sales rose 5% in the quarter and 9% in the year-to-date.

•
Sales in Europe increased 6% to $98 million in the third quarter and 2% to $286 million in the year-to-date. Sales growth in most continental European countries offset a modest decline in U.K. sales. On a constant-exchange-rate basis, total sales rose 11% in the quarter and 9% in the year-to-date; on that basis, comparable store sales rose 8% in the quarter (on top of a 6% increase last year) and rose 3% in the year-to-date.

•
Other sales increased 73% to $21 million in the third quarter, reflecting the conversion in July of five TIFFANY & CO. stores in the United Arab Emirates from independently-operated distribution to Company-operated retail stores. Other sales rose 24% to $49 million in the year-to-date.

•
The Company added 12 stores in the third quarter: seven in the Americas in Soho, Manhattan, San Francisco and Toronto, as well as four department-store boutiques in Canada that were converted to Company-operated locations; three in Asia-Pacific in  Harbin, China, Shenyang, China and Singapore; one in Europe in Prague, Czech Republic; and one in Chiba, Japan. At October 31, 2012, the Company operated 272 stores (113 in the Americas, 64 in Asia-Pacific, 56 in Japan, 34 in Europe and five in the U.A.E.), compared with 243 stores (101 in the Americas, 55 in Asia-Pacific, 55 in Japan and 32 in Europe) a year ago.

Other financial highlights:
•
Gross margins (gross profit as a percentage of net sales) were 54.4% in the third quarter and 56.0% in the year-to-date. These compare unfavorably to 57.9% and 58.4% in the respective prior-year periods. The declines largely resulted from continued high precious metal and diamond costs, sales mix favoring higher-priced, lower margin products, and reduced sales leverage on fixed costs. Sales mix was affected by, among other items, lower-than-expected sales of silver jewelry.

•
In the third quarter, SG&A (selling, general and administrative) expenses increased 5% largely due to higher store occupancy and marketing costs. In the year-to-date, SG&A expenses rose 1%; however, if nonrecurring costs related to the 2011 relocation of Tiffany’s New York headquarters staff were excluded, SG&A expense would have increased 6% in the year-to-date primarily due to higher store occupancy, labor and marketing costs.

•
Other expenses, net were $15 million in the third quarter, compared with $10 million in the prior year, and were $40 million in the year-to-date, compared with $30 million last year. The increases in both periods were due to higher interest expense.

•
The effective income tax rate was 38.4% in the third quarter, versus 33.9% a year ago. This increase was primarily due to the true-up of the prior year’s tax provision upon filing tax returns, as well as differences in the geographical mix of earnings. In the year-to-date, the rate was 35.6%, versus 33.6% a year ago when the tax rate benefitted from the reversal of a valuation allowance for certain deferred tax assets.

•
Cash and cash equivalents and short-term investments totaled $346 million at October 31, 2012, versus $297 million a year ago. Short-term and long-term debt totaled $978 million at October 31, 2012 and represented 40% of stockholders’ equity, compared with $709 million and 31% a year ago.

•
Net inventories were $2.3 billion at October 31, 2012, or 11% higher than a year ago, primarily due to growth in finished goods inventory. This primarily reflected new store openings, expanded product assortments and higher product acquisition costs.

•
In the year-to-date, the Company has spent $54 million to repurchase 813,000 shares of its Common Stock at an average cost of $66.54 per share. The Company did not repurchase any shares in the third quarter.

Mr. Kowalski added, “We continue to maintain a cautious near-term outlook about global economic conditions. However, we expect to see improving results in this holiday season, partly benefiting from easing year-over-year sales comparisons, but also tied to the success of new TIFFANY & CO. stores we’ve added this year, new product introductions and more product-focused marketing communications.”

Outlook for 2012:
For the year ending January 31, 2013, management expects net earnings of $409-$435 million, or $3.20-$3.40 per diluted share, compared with the previous forecast of $3.55-$3.70 per diluted share. This forecast is based on the following assumptions (which are approximate and may or may not prove valid):
a)	Worldwide net sales (in U.S. dollars) increasing 5-6% versus the previous expectation of 6-7% growth.
b)
Adding a total of 28 (net) Company-operated stores including 13 in the Americas, eight in Asia-Pacific, two in Europe, and commencing operation of five stores in the United Arab Emirates. This includes 25 (net) stores already added in the year-to-date.

c)	Operating margin below the prior year due to a decline in the gross margin.
d)	Interest and other expenses, net of approximately $53-55 million.
e)	An effective income tax rate of approximately 35%.
f)	In addition, management expects net inventories to increase 10% in the full year and capital expenditures of $230 million, both unchanged from the previous forecasts.

Today’s Conference Call:
The Company will conduct a conference call today at 8:30 a.m. (Eastern Time) to review actual results and the outlook. Please click on http://investor.tiffany.com (“Events and Presentations”).

Next Scheduled Announcement:
The Company expects to report its November-December holiday sales results on Thursday January 10, 2013. To be notified of future announcements, please register at http://investor.tiffany.com (“E-Mail Alerts”).

Tiffany & Co. operates jewelry stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores in the Americas, Asia-Pacific, Japan, Europe and the United Arab Emirates, and also engages in direct selling through Internet, catalog and business gift operations. For more information, visit www.tiffany.com or call the shareholder information line at 800-TIF-0110.

This document contains certain “forward-looking” statements concerning the Company’s objectives and expectations with respect to sales, products, store openings, operating margin, interest and other expenses, the effective income tax rate, net earnings, inventories, growth opportunities and capital expenditures. Actual results might differ materially from those projected in the forward-looking statements. Information concerning risk factors that could cause actual results to differ materially is set forth in the Company’s Form 10-K, 10-Q and 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

# # #

TIFFANY & CO. AND SUBSIDIARIES
(Unaudited)

NON-GAAP MEASURES

Net Sales

The Company’s reported sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Internally, management monitors its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating sales made outside the U.S. into U.S. dollars (“constant-exchange-rate basis”). Management believes this constant-exchange-rate basis provides a more representative assessment of sales performance and provides better comparability between reporting periods.

The Company’s management does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate the Company’s operating results. The following table reconciles sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:

	Third Quarter 2012 vs. 2011			Year-to-Date 2012 vs. 2011
	GAAP Reported	Translation Effect	Constant- Exchange-Rate Basis	GAAP Reported	Translation Effect	Constant- Exchange-Rate Basis
Net Sales:
Worldwide	4%	(1)%	5%	4%	(1)%	5%
Americas	3%	–	3%	2%	–	2%
Asia-Pacific	2%	–	2%	6%	–	6%
Japan	–	(3)%	3%	8%	–	8%
Europe	6%	(5)%	11%	2%	(7)%	9%

Comparable Store Sales:
Worldwide	–	(1)%	1%	–	(1)%	1%
Americas	–	(1)%	1%	(2)%	–	(2)%
Asia-Pacific	(3)%	1%	(4)%	–	–	–
Japan	2%	(3)%	5%	9%	–	9%
Europe	2%	(6)%	8%	(3)%	(6)%	3%

Net Earnings

The accompanying press release presents net earnings and highlights prior year nonrecurring items in the text. Management believes excluding such items presents the Company’s year-to-date results on a more comparable basis to the corresponding period in the prior year, thereby providing investors with an additional perspective to analyze the results of operations of the Company at October 31, 2012. The following table reconciles GAAP net earnings and net earnings per diluted share (“EPS”) to non-GAAP net earnings and net earnings per diluted share, as adjusted:

	Nine Months Ended October 31, 2012		Nine Months Ended October 31, 2011
(in thousands, except per share amounts)	$ (after tax)	Diluted EPS	$ (after tax)	Diluted EPS
Net earnings, as reported	$ 236,514	$ 1.85	$ 260,795	$ 2.02

Headquarters relocation a	—	—	25,994	0.20

Net earnings, as adjusted	$ 236,514	$ 1.85	$ 286,789	$ 2.22

a           On a pre-tax basis includes charges of $213,000 within cost of sales and $42,506,000 within selling, general and administrative expenses for the nine months ended October 31, 2011 associated with Tiffany’s consolidation of its New York headquarters staff within one location.

 TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
 (Unaudited, in thousands, except per share amounts)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2012	2011	2012	2011
Net sales	$852,741	$821,767	$2,558,480	$2,455,497

Cost of sales	388,452	345,918	1,126,011	1,021,258

Gross profit	464,289	475,849	1,432,469	1,434,239

Selling, general and administrative expenses	346,994	329,672	1,025,609	1,011,556

Earnings from operations	117,295	146,177	406,860	422,683

Interest and other expenses, net	14,783	10,393	39,587	30,159

Earnings from operations before income taxes	102,512	135,784	367,273	392,524

Provision for income taxes	39,333	46,095	130,759	131,729

Net earnings	$63,179	$89,689	$236,514	$260,795

Net earnings per share:

Basic	$0.50	$0.71	$1.87	$2.04
Diluted	$0.49	$0.70	$1.85	$2.02

Weighted-average number of common shares:

Basic	126,737	127,210	126,697	127,614
Diluted	127,902	128,812	127,914	129,329

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	October 31,	January 31,	October 31,
	2012	2012	2011
ASSETS

Current assets:
Cash and cash equivalents and short-term investments	$345,874	$442,190	$297,364
Accounts receivable, net	160,604	184,085	170,181
Inventories, net	2,289,571	2,073,212	2,065,466
Deferred income taxes	106,744	83,124	93,790
Prepaid expenses and other current assets	180,013	107,064	117,706

Total current assets	3,082,806	2,889,675	2,744,507

Property, plant and equipment, net	800,225	767,174	752,151
Other assets, net	566,964	502,143	401,626

	$4,449,995	$4,158,992	$3,898,284

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term borrowings	$196,279	$112,973	$107,830
Current portion of long-term debt	0	60,822	61,247
Accounts payable and accrued liabilities	284,189	328,962	287,012
Income taxes payable	17,958	60,977	1,459
Merchandise and other customer credits	65,996	62,943	64,360

Total current liabilities	564,422	626,677	521,908

Long-term debt	781,637	538,352	539,703
Pension/postretirement benefit obligations	322,033	338,564	212,268
Other long-term liabilities	205,720	186,802	187,635
Deferred gains on sale-leasebacks	108,962	119,692	124,047
Stockholders' equity	2,467,221	2,348,905	2,312,723

	$4,449,995	$4,158,992	$3,898,284